FOR IMMEDIATE RELEASE

CONTACT:	Nigel P. Hebborn
Executive Vice President
(401) 274-5658 ext. 714
www.nestor.com

NESTOR TRAFFIC SYSTEMS, INC. ANNOUNCES OPERATIONAL COST REDUCTION INITIATIVES

Providence, RI - November 20, 2006 - Nestor Traffic Systems, Inc., a subsidiary of Nestor, Inc. (NASDAQ: NEST), a leading provider of advanced automated traffic enforcement solutions and services, announced that it has instituted operational cost reductions in an internal reorganization intended to focus the company’s operations on program delivery and support and reduce current operating expense levels. The reorganization resulted in the reduction of 27 employees, or approximately 20% of the workforce, which is expected to result in an annual payroll reduction of over $1.5 million. Management expects that these actions, coupled with other cost containment efforts, and new revenue contribution from current installations, will position the company to realize its previously announced targets during the first quarter of 2007.

Nestor Traffic Systems provides automated traffic enforcement solutions to state and municipal governments. Nestor Traffic Systems is the exclusive North American distributor for the Vitronic PoliScanSpeed™ scanning LiDAR, capable of tracking multiple vehicles in multiple lanes simultaneously. Our CrossingGuard® red light enforcement system uses patented multiple, time-synchronized videos to capture comprehensive evidence of red light and speed violations. In addition, CrossingGuard® offers customers a unique Collision Avoidance™ safety feature that can help prevent intersection collisions. CrossingGuard® is a registered trademark of Nestor Traffic Systems, Inc. PoliScanSpeed™ is a trademark of Vitronic. For more information, call (401) 274-5658 or visit www.nestor.com.

Statements in this press release about future expectations, plans and prospects for Nestor, including statements containing the words "expects," "will," “planned," and similar expressions, constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. We may not achieve the plans, intentions or expectations disclosed in our forward-looking statements and investors should not place undue reliance on our forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various factors, including: market acceptance of our products, our ability to operate with reduced staff, competition, further approvals of contracted approaches, legal and legislative challenges to automated traffic enforcement, patent protection of our technology, and other factors discussed in Risk Factors in our most recent Annual Report on Form 10-K filed with the SEC. Investors are advised to read Nestor's Annual Report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed after our most recent annual or quarterly report. The forward-looking statements included in this press release represent our current views and we specifically disclaim any obligation to update these forward-looking statements in the future.

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